Exhibit 6.6

Quara

MASTER RESEARCH AND DEVELOPMENT AGREEMENT

OPTIENZ SENSORS, LLC

MAY 20, 2020

This Master Research and Development Agreement (“MRDA” or “Agreement”) is entered into effective as of the above date (“Effective Date”), by and between Quara Devices Inc. located at 1712 Pearl St. Boulder CO. (“COMPANY”) and OptiEnz Sensors, LLC, a Colorado limited liability company located at 320 East Vine Drive, Suite 129, Fort Collins CO (“RESEARCHER”).

RECITALS

WHEREAS the Company and RESEARCHER desire to collaborate in specific research and development for their mutual benefits;

NOW THEREFORE, in consideration of the above and the mutual promises contained herein, the parties agree as provided below.

TERMS AND CONDITIONS

1. Funding. COMPANY will fund research activities to be performed by RESEARCHER solely or jointly with COMPANY and other third parties. The funding of any and all such activities will be governed by this Agreement, as well as by any Task Order(s) approved by the COMPANY that shall be attached to this MRDA and made a part hereof. Alignment of this collaborative program with governmental and foundation-funded programs is encouraged for leverage, scale, and impact.

2. Scope of Work. RESEARCHER will furnish the necessary personnel , materials, equipment and facilities, and otherwise perform all things necessary with best intent and effort within resources provided by COMPANY for the performance of specific projects as agreed upon from time to time by execution of individual task orders (“Task Order(s)”). RESEARCHER will provide project proposals to the Company (“Project Proposal(s)”) and upon acceptance of the Project Proposal by the Company (“Project Award”), the parties will enter into Task Orders consistent with the Project Award. Task Order Number One is set forth in Exhibit A, and all subsequent Task Orders will follow a similar format. Each Task Order will include: (1) a description of the work to be performed by RESEARCHER independently and / or in cooperation with COMPANY (“Project Scope”), including a list of deliverables; (2) the project period for the Task Order (“Project Term”); and (3) the payment terms of the amounts approved in the Project Award and specified in the Task Order. Task Orders shall be attached hereto and be made a part hereof. In the event of any conflict between the terms of this MRDA and the Task Order, the terms of this MRDA shall prevail.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

3. Principal Investigator and Program Contacts. The representative of RESEARCHER who will be responsible for conducting or supervising the research under one or more Task Order(s) and ensuring compliance with the terms of each Task Order will be the “Principal Investigator” or 11PI” designated in each individual Task Order. All of the Pl’s activities under this MRDA and its associated Task Orders shall be deemed to have been undertaken as an employee of RESEARCHER for purposes of applying the provisions of Section 9 (Intellectual Property).

RESEARCHER Program Contacts:

For work relating to Task Orders (Technical):

Brian Heinze

R&D Director

For Notices:

Stephen Witt

CEO

COMPANY Program Contacts:

Rod Reum

Chief Executive Officer

Nicolette Keith

Chief Financial Officer

4. Term. This MRDA shall become effective on the Effective Date, and shall remain in effect for a period of FIVE (5) years unless sooner terminated hereunder. This MRDA may only be extended by mutual written agreement of the Parties. If any Task Order, initiated prior to the end date of this MRDA, extends beyond the end date of this MRDA, the Task Order(s) will remain in full force and effect including the terms of this MRDA until all such Task Orders are completed.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

5. Payment Terms. Payment terms of each Project Award will be designated as fixed price or cost reimbursable in each Task Order. If any Task Order is fixed price, the fixed price amount is the total value of the Task Order to be paid by COM PANY.

Unless otherwise set forth in a Task Order , COMPANY’S payment policy for fixed price Task Orders is 25% at signing, 50% at the half -t erm milestone and 25% upon completion of the Task Order term and delivery to the COMPANY of the final deliverable.

If any Task Order is cost reimbursable, the total not-to-exceed value of the Task Order set forth in that Task Order shall be the maximum amount reimbursable to RESEARCHER based on RESEARCHER’s costs using best reasonable efforts to complete the Scope of Work set out in the Task Order. RESEARCHER may reallocate funding among project subtasks as may be needed for each Task Order, consistent with the terms of this MRDA and in accordance with the Task Order scope of work. For cost reimbursable Task Orders, RESEARCHER will invoice COMPANY for costs incurred as may be agreed between the parties.

The Company acknowledges and agrees that unless stated otherwise, the fees exclude any taxes, duties or fees that may be imposed by any government authority and that the Company is responsible for paying such taxes, duties or fees without deduction from payment s made to RESEARCHER.

6. Reporting Requirements. RESEARCHER will provide reports on the progress of the research as outlined in each Task Order in accordance with the Project Proposal. Reports will be in the format specified by the COMPANY.

7. Confidentiality . Each party must:

(a) maintain the secrecy of, and prevent unauthorised access to, each other’s Confidential Information;

(b) not use another’s Confidential Information except:

(1) as required for the performance of, or to exercise its rights under or arising from, this Agreement; or

(2) as required to obtain professional advice in relation to any matter connected with this Agreement;

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

(c) not disclose another’s Confidential Information to any person other than to:

(1) its personnel (including any students) who need to know it in order to perform the Project, or in order to exercise the party’s rights in Intellectual Property;

(2) its professional advisors with a need to know it in order to provide professional advice in relation to any matter connected with this Agreement; and

(d) ensure that its personnel and advisors to whom the other’s Confidential Information is disclosed, are made aware of the obligations of confidentiality under this Agreement, and are legally obliged to ensure that the Confidential Information is only used, disclosed and dealt with in accordance with those obligations.

Each party may disclose the other party’s Confidential Information if required by law but, if possible, it must inform that other party first (with as much prior notice as possible) and use all reasonable endeavors to limit the terms of that disclosure as reasonably requested by that other party.

In this Agreement, “Confidential Information” means:

(a)any new information generated in performing a Task Order in which that party owns the Intellectual Property; and

(b)any information developed independently of this Agreement (whether by the party or a third party), that the party makes available to the other party for the purposes of this Agreement including the conduct of a Task Order which that party designates as confidential or the receiving party ought reasonably know is confidential from the circumstances or nature of the information, but does not include information which is:

(c) publicly available or subsequently becomes publicly available other than in breach of this Agreement;

(d) lawfully known to another party on a non -confidential basis before being disclosed by the party or being newly generated in performing a Task Order;

(e) lawfully acquired by another party on a non-confidential basis from a third party without breaching obligations of confidentiality.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

8. Intellectual Property. “Intellectual Property” as used herein shall mean all discoveries, invent ions, whether reduced to practice or not, that may be patentable or otherwise protectable under Title 35 of the United States Code, under 7 USC 2321, et seq., or under the patent laws of a fo reign country, methodologies, improvements, software, writings and copyright able works conceived , made, discovered, or created in performance of any Task Order under this MRDA (“IP”).

8.1.	Background IP: All pre-existing IP belongs to the Party that created it. Either party may make available any intellectual property rights that they own or control that is in existence as at the date of this MRDA or developed by a party independently to this MRDA, including any such intellectual property rights listed in a Task Order (“Background IP”). Nothing in this MRDA alters or transfers ownership in any Background IP provided by a party. Each party grants to the other party a world-wide, non-exclusive, royalty-free license to use its Background IP for the field of microbial pathogens for the sole purpose of carrying out the relevant Task Order for which the Background IP was provided, subject to any restrictions or obligations made known to the other party prior to that Background IP being used to carry out the relevant Task Order.

8.2.	Excluded IP. Specifically not included in the definition of IP are inventions made outside the Scope of Agreement or prior to the execution of this Agreement and that may be identified by Exhibit hereto.

8.3.	Ownership of IP. All rights, title, and interest in any IP conceived, developed, or reduced to practice by employee(s) or representative(s) of COMPANY and all rights, title, and interest in any IP conceived, developed, or reduced to practice by employee(s) or representative(s ) of RESEARCHER shall be owned by COMPANY.

9. Equipment. All equipment purchased with funds provided under this MRDA for use in connection with this MRDA shall be the property of RESEARCHER, and shall be dedicated first to providing research under this MRDA while this MRDA is in effect.

10. Liability; Insurance. Each party hereto agrees to be responsible for its own wrongful or negligent acts or omissions, or those of it s officers, agents, or employees to the full extent permitted by law. Each party represents and warrants that it maintains comprehensive general liability insurance and all coverages required by law sufficient for the purpose of carrying out the duties and obligations arising under this MRDA. A party will furnish the other party with a certificate evidencing such insurance upon written request.

11. Termination.

11.1.	For Cause. A Party will be considered in default of its obligations under this MRDA if such Party should fail to observe, to comply with, or to perform any term, condition, or covenant contained in this MRDA or in any Task Order and such failure continues for TEN (10) days after the non-defaulting party gives the defaulting party written notice thereof. In the event of default, the non-defaulting party, upon written notice to the defaulting party, may terminate this MRDA and/or any and all Task Orders as of the date specified in the not ice, and may seek such other and further relief as may be provided by law. If this MRDA is terminated for cause, all rights provided the defaulting party pursuant to this MRDA and any related Task Orders are also terminated.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

11.2.	Without Cause. Each party shall have the right to terminate this MRDA and/or any accompanying Task Orders, without cause, upon not less than SIXTY (60) days prior written notice to the other party. If notice is so given, this MRDA shall terminate on the expiration of the specified time period, and the liability of the parties hereunder for further performance of the terms of this MRDA shall thereupon cease, but the parties shall not be released from the duty to perform their obligations up to the date of termination, including without limitation, COMPANY’s duty to pay all amounts owed to RESEARCHER for actual work performed under any and all Task Orders.

12. Export of Technology. It is understood that RESEARCHER and COMPANY are subject to United States laws and regulations controlling the expo rt of technical data, computer software, laboratory prototypes and other commodities, and that obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979). The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances that such data or commodities will not be exported to certain foreign countries without prior approval of the cognizant government agency. COMPANY and RESEARCHER agree to cooperate in securing any license which the cognizant agency deems necessary in connection with this MRDA. COMPANY shall notify RESEARCHER if any data or materials to be supplied to RESEARCHER by COMPANY are subject to export control license requirements or are listed under export control regulations.

13. Exclusive Warranty; Disclaimer. RESEARCHER warrants that all deliverables provided under this MRDA will be provided substantially in accordance with the Project Proposal. Research results, deliverables, reports, IP disclosures and IP provided by RESEARCHER are provided strictly “as-is” without any other warranty or guaranty of any kind. All other warranties, express and implied, are hereby expressly disclaimed INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS WELL AS WARRANTIES OF NON-INFRINGEMENT. Neither party shall be liable for any indirect , special, incidental, consequential or punitive loss or damage of any kind, including but not limited to lost profits (regardless of whether or not RESEARCHER knows or should know of the possibility of such loss or dam ages). The liability of either party under this MRDA shall not exceed the amount paid or payable to RESEARCHER under this MRDA, with the exception of liability arising from the infringement or misuse of RESEARCHER IP under this Agreement.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

14. General Provisions

14.1.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process arising from or in connection with this Agreement shall be validly given, made or served, if in writing and delivered personally or sent by email, with an acknowledgement by the receiving party or a confirming copy sent to all of the Program Contacts identified in Section 3.

14.2.	Force Majeure. Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. If any of these causes continue to prevent or delay performance for more than 180 days, either party may terminate this Agreement, effective immediately upon notice to other.

14.3.	Survival. Sections 7 (Confidentiality), 8 (Publication), 9 (Intellectual Property), 11 (Equipment), 13.2 (Termination without Cause) and 15 (Exclusive Warranty, Disclaimer) shall survive the expiration or earlier termination of this MRDA.

14.4.	Waiver. Amendment. Modification. Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought. In addition, the waiver by a party of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained .

14.5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

14.6.	Assignment. RESEARCHER may neither assign nor transfer any interest in this MRDA, nor assign any claims for money due or to become due under this MRDA, without the prior written approval of the COMPANY, which will not be unreasonably withheld. The Company may, without any such approval, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns.

14.7.	Legal Authority. Each party to this MRDA or any Task Order warrants that it possesses the legal authority to enter into the MRDA and that it has taken all actions required by its procedures, bylaws, and/or applicable law to exercise that authority, and to lawfully authorize its undersigned signatory to execute the MRDA and to bind it to its terms. The person(s) executing the MRDA on behalf of a party warrant(s) that such person(s) have full authorization to execute this MRDA.

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

14.8.	Compliance with Laws. Each party agrees to comply with all applicable federal, state and local laws, codes, regulations, rules, and orders in the performance of this MRDA. The laws of the State of New York, USA shall apply in the interpretation and enforcement of this MRDA (without regard to any conflicts of law rules).

14.9.	Governing Law & Dispute Resolution. This Agreement is governed by and enforced under the laws of the State of Colorado, excluding its conflict of law provisions that would require the application of the laws of any other state. All disputes between the parties arising under this Agreement shall be exclusively and finally resolved through binding arbitration before Judicial Arbitration and Mediation Services, Inc . (JAMS) in Denver, Colorado, pursuant to JAMS rules and procedures, and judgment upon any arbitration award so rendered may be entered in any court of competent jurisdiction over the parties or their assets. The prevailing party in any such action shall be entitled to recover all related costs and reasonable attorneys’ fees. The foregoing not withstanding, either party may bring legal action in a court of competent jurisdiction only for injunctive or other equitable relief.

IN WITNESS WHEREOF, the parties have executed this MRDA as of the Effective Date.

COMPANY	RESEARCHER

/s/ Rod Reum.	/s/ Stephen Witt
Rod Reum	Stephen Witt
CEO	CEO
May 20, 2020	May 20, 2020

QUARA DEVICES MRDA (OPTIENZ SENSORS)

May 20, 2020

EXHIBIT A

TASK ORDER NUMBER ONE

Under the Master Research and Development Agreement between Quara Devices Inc. and OptiEnz Sensors, LLC.

Project Award One. See Project Award One comprised of the following document attached hereto and made a part hereof:

Project Proposal- Quara Devices Proposal OptiEnz Sensors Dated May 20, 2020 including:

○	Overview
○	R&D Program Description
○	Timeline
○	Budget

Scope of Work. RESEARCHER agrees to perform the research activities as described in Project Award One.

Background IP. None (as of the Effective Date).

Term. This project period for this Task Order is effective for the 12-month period set forth in Project Award One .

Compensation. Payments will be made in entirety for each phase specified in Project Award One at the initiation of the phase . The payments for each phase are non-reimbursable.

Reporting Requirements. RESEARCHER will provide reports on the progress of the research including a final report as set forth in Project Award One.

IN WITNESS WHEREOF, the parties have executed this MRDA as of the Effective Date.

QUARA DEVICES INC.	OPTIENZ SENSORS LLC

/s/ Rod Reum	/s/ Stephen Witt
Rod Reum	Stephen Witt
CEO	CEO
May 20, 2020	May 20, 2020

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